Exhibit 99.1

Mastaler Elected to Cross Country Healthcare Board of Directors

BOCA RATON, Fla.--(BUSINESS WIRE)--June 24, 2011--Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that Richard M. Mastaler has been elected to its Board of Directors. He joined the Board on June 21, 2011, bringing the number of Board members to seven.

“We are pleased to welcome Rich Mastaler to our Board of Directors,” said Joseph A. Boshart, President and chief Executive Officer of Cross Country Healthcare, Inc. “He brings more than 30 years of executive management experience across the healthcare services spectrum, including managed care, insurance, health tech, diagnostic laboratory services, and hospital administration. We look forward to the expertise and contributions Rich will add to the diverse skills and in-depth knowledge of our Board members,” added Mr. Boshart.

Mr. Mastaler is the Chairman and Chief Executive Officer of Managed Health Venture, Inc., a managed care consulting firm, which he founded in 2002. He previously held executive-level positions with CCN Managed Care, Inc., Magellan Health Services, Inc., Preferred Health Networks, QualMed, Inc., Humana Medical Plan, Unilab Corporation, and three Humana hospitals. Mr. Mastaler holds a Bachelor of Science degree in Business Administration from Florida State University and a Master’s degree in Healthcare Administration from George Washington University. He also is a Fellow of the American College of Healthcare Executives.

Mr. Mastaler is an investor in and currently serves on the Board of Directors of privately-held MedeAnalytics, Inc., MedeAnalytics International, Ltd., and One Recovery, Inc. He also served on the Board of Directors of American Service Group, Inc. (Nasdaq: ASGR) from 2001 – 2006.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a diversified leader in healthcare staffing services offering a comprehensive suite of staffing and outsourcing services to the healthcare market that include nurse and allied staffing, physician staffing, clinical trial services and other human capital management services. The Company believes it is one of the top two providers of travel nurse and allied staffing services; one of the top four providers of temporary physician staffing (locum tenens) services; and a leading provider of clinical trial staffing services, retained physician search services and educational seminars specifically for the healthcare marketplace. On a company-wide basis, Cross Country Healthcare has approximately 4,200 contracts with hospitals and healthcare facilities, pharmaceutical and biotechnology customers, and other healthcare organizations to provide its healthcare staffing and outsourcing solutions. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register at this website to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
Howard A. Goldman, 877-686-9779
Director/Investor & Corporate Relations
hgoldman@crosscountry.com